Exhibit 99.1

Actuate Concludes Accounting Review

    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--June 4, 2003--Actuate Corporation (Nasdaq:ACTUE), the world leader in scalable Business Intelligence Applications, today announced that the company's Audit Committee and independent auditors have completed their accounting review of selected sales contracts. Actuate's management is working closely with the company's independent auditors to expedite the filing of the company's Quarterly Report on Form 10-Q for the first quarter of 2003. The company expects to file its 10-Q shortly.

    About Actuate Corporation

    Actuate Corporation is the world leader in scalable Business Intelligence Applications. Actuate's Information Application Platform is the foundation on which Global 9000 organizations (companies with annual revenues greater than $1 billion) and packaged application software vendors create Business Performance Management (BPM) dashboards, Information Portals as well as business analytic, enterprise reporting and spreadsheet reporting applications. Information Applications built with Actuate can empower 100 percent of an organization's user community inside and outside the firewall, and thereby allow companies to increase their business agility, improve customer and partner relationships, adhere to corporate governance policies, and increase revenues while leveraging existing technology assets. When tested against other alternatives, Actuate's Information Application Platform has been proven to offer the best performance, highest scale and lowest Total Cost of Ownership. Actuate has over 2,000 direct customers and 300 OEM partners in the financial services, pharmaceutical, insurance, logistics and government industries among other sectors.
    Founded in 1993, Actuate has headquarters in South San Francisco, Calif., and has offices worldwide. For more information on Actuate, visit the company's Web site at http://www.actuate.com.

    The statements contained in this release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements in this release are based upon information available to Actuate as of the date hereof, and Actuate assumes no obligation to update any such forward-looking statements. Actual results could differ materially from Actuate's current expectations.

    Actuate is a registered trademark of Actuate Corporation. Other company names and trademarks are trademarks of their respective companies.

    CONTACT: Actuate Corporation
             Keren Ackerman, 650/837-4545
             kackerman@actuate.com